AMENDMENT NO. 1
                                       TO
                             STOCK PURCHASE WARRANTS

         This Amendment No. 1 to Stock Purchase Warrants (this "Amendment") is entered into as of December 28, 2001 (the "Effective Date"), by and between Altair International Inc., an Ontario corporation (the "Company") and Doral 18, LLC ("Holder").

                                   Background

         A. During the period between December 15, 2000 and the day prior to the Effective Date, the Company has issued to Holder to the warrants described on Exhibit A hereto (each, a "Warrant"; collectively, the "Warrants").

         B. The Company, certain affiliates of the Company and Holder are entering into a Note Termination and Issuance Agreement (the "Termination Agreement") as of the Effective Date. In connection with the Termination Agreement, the Company and Holder desire to amend the Warrants as set forth herein.

                                    Agreement

         NOW THEREFORE, in consideration of the mutual covenants set forth herein, in the Termination Agreement and in the Warrants, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Holder hereby agree as follows:

         1. Definitions. Capitalized terms used but not defined herein shall have the meaning set forth in the Warrants.

         2. Amendment of Exercise Price. Section 1(b)(xiii) of each of the Warrants is hereby deleted and replaced with the following: "Warrant Exercise Price" means $1.50, subject to adjustment as provided in Section 3.

         3. Deletion of Rounddown Provisions. The following Sections of each of the Warrants are hereby deleted in their entirety: Section 2(f), Section 3(a),
Section 3(c), Section 3(d), Section 3(g) and Section 3(k).

         4. Ratification of Warrants. Except as expressly amended by this Amendment, the terms and conditions of each of Warrants are hereby ratified and confirmed by the parties hereto and thereto.

         5. Counterparts. This Amendment may be signed in counterparts, all of which taken together shall constitute a single integrated agreement. A facsimile copy of this Amendment or any counterpart thereto shall be valid as an original.

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         IN WITNESS  WHEREOF,  the Company and Holder have caused this Amendment
No. 1 to Stock Purchase Warrants to be executed effective as of the date first set forth above.


                      The Company

                               Altair International, Inc.

                               By: /s/ William P. Long
                                        _________________, its ___________


                      Holder

                               Doral 18, LLC


                               By: /s/ David White
                                        _________________, its ___________

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

                                    Exhibit A
                                       to
                      Amendment to Stock Purchase Warrants


                                    WARRANTS

         ------------------ ------------------------- -------------------------
         Name of Holder     Date of Issuance          Number of Warrants
         ------------------ ------------------------- -------------------------
         Doral 18, LLC      December 15, 2000         350,000
         ------------------ ------------------------- -------------------------
         Doral 18, LLC      June 7, 2001              150,000
         ------------------ ------------------------- -------------------------
         Doral 18, LLC      June 7, 2001              150,000
         ------------------ ------------------------- -------------------------




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